                                                                       EXHIBIT 2





                                   PURCHASE

                                      AND

                             ASSUMPTION AGREEMENT



                              ONBANK & TRUST CO.

                                      TO

                              CAYUGA SAVINGS BANK

                               TABLE OF CONTENTS


                                                       PAGE
                                                       ----

I.   DEFINITIONS

     1.1    Certain Defined Terms                       1
     1.2    Accounting Terms                            4
     1.3    Materiality                                 4


II.  TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

     2.1  Transfer of Assets                            4
     2.2  Assumption of Liabilities                     5
     2.3  Transfer of Records                           6
     2.4  Tax Matters                                   6
     2.5  Matters Relating to the Sale of the Real
          Property                                      7
     2.6  Proration of Certain Expenses                 8
     2.7  Back Office Conversion                        8
     2.8  Processing of Certain Items After Closing     8
     2.9  Information Returns                           9


III. BID AMOUNT AND PAYMENTS

     3.1  Amount of Premium                             9
     3.2  Payment by Seller                             9
     3.3  Settlement                                    10

IV.  SELLER'S REPRESENTATIONS AND WARRANTIES

     4.1  Power and Authority                           10
     4.2  Litigation and Regulatory Proceedings         11
     4.3  Consents and Approvals                        11
     4.4  Real Property and Fixed Assets                11
     4.5  Ownership of Loans                            12
     4.6  Validity of and Compliance with Real Property
          Leases                                        12
     4.7  Financial Information                         12
     4.8  Taxes                                         12
     4.9  Labor Relations                               12
     4.10 Insurance                                     13
     4.11 Environmental Matters                         13

V.   BUYER'S REPRESENTATIONS AND WARRANTIES

     5.1  Power and Authority                           13
     5.2  Litigation and Regulatory Proceedings         14
     5.3  Consents and Approvals                        14
     5.4  Retirement Plan Accounts                      14

                                                         PAGE
                                                         ----


VI.   ADDITIONAL AGREEMENTS OF SELLER

      6.1    Access to Seller's Premises, Records,
             and Personnel                                14
      6.2    Regulatory Approvals                         15
      6.3    Conduct of Business                          15
      6.4    Indemnification                              15
      6.5    Exclusive Arrangement                        15
      6.6    IRAs and Qualified Retirement Plan Accounts  16

VII.  ADDITIONAL AGREEMENTS OF BUYER

      7.1    Solicitation of Seller's Customers           16
      7.2    Regulatory Approvals                         16
      7.3    Indemnification                              16
      7.4    Confidentiality                              17
      7.5    Change of Name, Etc.                         17
      7.6    Continued Operation of the Branches          17

VIII. EMPLOYEES OF THE BRANCHES

      8.1    Retention of Employees                       18
      8.2    Training                                     18


IX.   CLOSING AND CONDITIONS TO CLOSING

      9.1    Time and Place of Closing                    18
      9.2    Exchange of Closing Documents                19
      9.3    Buyer's Conditions to Closing                19
      9.4    Seller's Conditions to Closing               20
      9.5    Survival of Representations and Warranties   21


X.    TERMINATION

      10.1   Termination by Either Party                  21
      10.2   Termination by Seller                        22
      10.3   Termination by Buyer                         22


XI.   MISCELLANEOUS

      11.1   Continuing Cooperation                       22
      11.2   Merger and Amendment                         22
      11.3   Disputes                                     23
      11.4   Counterparts                                 24
      11.5   Exhibits and Schedules                       24
      11.6   Assignment                                   24

                                                         PAGE
                                                         ----

     MISCELLANEOUS CONT.
     -------------------

     11.7   Headings                                      24
     11.8   Notices                                       24
     11.9   Expenses                                      25
     11.10  Public Announcements                          25


EXHIBITS

     Exhibit 2.8   Clearing Procedures                    26
     Exhibit 3.3A  Form of Preliminary Closing Statement  27
     Exhibit 3.3B  Form of Final Closing Statement        29
     Exhibit 9.3   Form of Seller's Opinion of Counsel    31
     Exhibit 9.3A  Municipal Deposit Procedures           33
     Exhibit 9.4   Form of Buyer's Opinion of Counsel     34


SCHEDULES

     Schedule 1.1  Branches Subject to the Agreement      36
     Schedule 1.1A Savings & Time Deposits                37
     Schedule 1.1B Demand Deposits                        38
     Schedule 1.1C Small Business Loans to Be Acquired
                   by Buyer                               39
     Schedule 1.1E Mortgage Loans (Commercial)            40
     Schedule 1.1F Mortgage Loans (Consumer)              41
     Schedule 1.1G Other Personal Loans                   42
     Schedule 1.1H Safe Deposit Contracts                 43
     Schedule 4.4B Schedule of Fixed Assets and
                   Equipment Leases                       44
     Schedule 4.6  Real Property Leases                   45

                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------


This Agreement, dated December 28, 1995, between OnBank & Trust Co., having its principal place of business in Syracuse, New York ("Seller") and Cayuga Savings Bank, a New York stock form savings bank, having its principal place of business in Auburn, New York ("Buyer").


                                    RECITALS
                                    --------


     A. Seller desires to sell or otherwise dispose of assets and liabilities of certain of its branches as defined in this Agreement.

     B. Buyer has proposed to purchase these assets and liabilities, upon the terms and conditions provided in this Agreement.


                                   AGREEMENT
                                   ---------


     In consideration of the mutual promises set forth in this Agreement, Buyer and Seller agree as follows:


I.   DEFINITIONS

     1.1  Certain Defined Terms.
          ---------------------

     Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural in this

Agreement and vice versa.

     "Amount of Premium" has the meaning set forth in Section 3.1 of this Agreement.

     "Assets" has the meaning set forth in Section 2.1 of this Agreement.

     "Branches" means those banking offices of Seller listed on Schedule 1.1 to this Agreement.

     "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which both Seller and Buyer are open for business.

     "Closing" means the transfer of the Assets and the assumption of the Liabilities on the Closing Date.

     "Closing Date" has the meaning set forth in Section 9.1 of this Agreement.

     "Confidentiality Agreement" means the letter agreement dated October 2, 1995 between Buyer and Seller.

     "Custody and Security Agreements" include those agreements relating to securing the Municipal Deposits listed in Schedule 1.1B hereto.

     "Deposit Accounts" means those existing deposit accounts at Seller, the balances of which are included in the Deposits or would be so included if the account had a positive balance.

     "Deposits" means all deposits as defined in 12 U.S.C. Section 1813(l) which are booked at the Branches, including accrued but unpaid interest and both collected and uncollected funds, together with Seller's rights and responsibilities under any customer agreement evidencing or relating thereto (including, without limitation, any night deposit or check encashment agreements), but excluding (i) deposits held in accounts for which Seller acts as fiduciary (other than deposits held by Retirement Plans), (ii) deposits subject to legal process, (iii) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction, (iv) deposits held in any IRA where the depositor has notified Seller or Buyer of his or her objection to Buyer acting as custodian or trustee of the IRA, (v) deposits held in any Qualified Retirement Plan where the customer does not adopt Buyer's master or prototype qualified retirement plan before the Closing, (vi) deposits relating to loans or other extensions of credit not included in the Assets,
(vii) deposits by Seller's affiliates, and (viii) deposits constituting official checks, travelers checks, money orders, or certified checks.

     "Environmental Law" means any federal, state, or local environmental, land use, zoning, health, chemical use, safety, or sanitation law, statute, ordinance, or code relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any hazardous substance as defined in the same, as well as any rule, regulation, policy, guideline, interpretation, decision, order, or directive of any federal, state, or local governmental agency or authority with respect to any Environmental Law.

     "Equipment Leases" means those operating and financial leases and conditional sales contracts under which Seller holds equipment included in the Fixed Assets.

     "Executive Officer" has the meaning set forth in 12 C.F.R. Section 215.2.

     "Fair Market Value of the Real Property" means the amount determined under
Section 2.5(a).

     "Fixed Assets" means all fixtures (including existing signage poles but not signage boxes), leasehold improvements, furnishings, vaults, equipment (including, for example, all ATM machines, security equipment, computer equipment to the extent compatible with Buyer's computer system, and related telecommunications equipment), supplies (other than forms and other supplies which bear Seller's logo), and other personal property ordinarily maintained at the Branches which are owned or (to the extent of the lessee's interest) leased by Seller. Nevertheless, Fixed Assets shall include leased equipment only to the extent that the applicable Equipment Leases can be assigned to Buyer.

     "IRAs" mean those non-discretionary individual retirement (depository) accounts relating to the Branches.

     "Leased Branches" means all premises of the Branches which Seller leases and occupies under the Real Property Leases.

     "Liabilities" has the meaning set forth in Section 2.2 of this Agreement.

     "Loan Documentation" means all notes, loan or credit agreements, security or other collateral agreements, guarantees, mortgages, copies of UCC filings and disclosure forms, and similar agreements or instruments relating to any loan included in the Assets.

     "Loans" includes the Overdraft Loans, Mortgage Loans, Other Personal Loans, and the Small Business Loans.

     "Mortgage Loans" means loans which are secured by a mortgage creating a lien on real property containing from one to four family residential units listed on Schedule 1.1F.

     "Municipal Deposits" includes all funds on deposit in the accounts of municipal corporations and other governmental entities listed on Schedules 1.1A&B hereto.

     "Other Personal Loans" means any loans which are secured by a security interest in personal property listed on Schedule 1.1G.

     "Overdrafts" means those overdrafts of the book balance of any Deposit Accounts which have been outstanding for no more than one week at Closing.

     "Overdraft Lines of Credit" mean those consumer lines of credit made available to customers of the Branches as a protection against overdrafts on Deposit Accounts.

     "Overdraft Loans" means those loans made under Overdraft Lines of Credit.

     "Qualified Retirement Plans" means those retirement plans relating to the Branches for which Seller acts as trustee or custodian under its master or prototype qualified plan, but which are not administered by Seller's trust department.

     "Real Property" means the real property associated with the Branches which is owned by Seller or one of its affiliates.

     "Real Property Leases" means the leases identified in Schedule 4.6.

     "Small Business Lines of Credit" means those committed or uncommitted lines of credit extended as of Closing to any customer listed on Schedule 1.1C by Seller's Commercial Lending Department.

     "Small Business Loans" means those loans made under Small Business Lines of Credit or otherwise to any customer listed on Schedule 1.1C.

     "Transferred Employee" means each employee of the Branches who is hired by Buyer under Section 8.1 of this Agreement.

     1.2 Accounting Terms.
         ----------------

     To the extent that any accounting terms used in this Agreement are not defined in Section 1.1, they shall be defined under definitions found in generally accepted accounting principles.

     1.3 Materiality.
         -----------

     The terms "material" and "material adverse effect" are used in this Agreement to qualify certain representations of Seller and Buyer and certain conditions to their respective obligation to proceed to closing. The event or circumstance described in these representations and conditions will be deemed to be "material" only if it has (or would be reasonably expected to have) a material effect on the financial condition, business, or operations of the Branches, taken as a whole.

II.  TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

     2.1  Transfer of Assets.
          ------------------

     a) Seller will transfer possession of and all right, title, and interest in and to the following assets to Buyer (the "Assets") at the close of business on the Closing Date:

          (i)    the Real Property;

          (ii)   the Fixed Assets;

          (iii) Cash on hand in the Branches;

          (iv) Except as provided in subsection (b) of this Section 2.1, the Mortgage Loans, the Overdraft Loans, the Other Personal Loans, and the Small Business Loans;

          (v) Except as provided in subsection (c) of this Section 2. 1, the Overdrafts; and

          (vi) Seller's rights under the Overdraft Lines of Credit, the Small Business Lines of Credit, and any safe deposit box rental agreements relating to safe deposit boxes located at the Branches.

All Assets are transferred without any express or implied warranties (including the implied warranties of merchantability or fitness for any particular use) except to the extent otherwise provided in this Agreement.

     (b) Subject to the procedures set forth in this subsection, the Assets shall not include any Overdraft Loan which is more than thirty (30) days past due on the Closing Date with respect to any payment of principal or interest.

     (c) Buyer shall not be obligated but shall have the option to purchase any Overdraft relating to any account if the aggregate of all overdrafts outstanding at Closing with respect to that account or any accounts related to that account exceeds $ 1,000.


     2.2  Assumption of Liabilities.
          -------------------------

     Buyer agrees, on the Closing Date, to assume, pay, perform and discharge the following liabilities of Seller (the "Liabilities") at their respective book value, as shown on Seller's books as at the close of business on the Closing
Date:

     (a) Subject to Section 9.3(a)(ii), the Deposits and the Deposit Accounts;

     (b) Seller's obligations with respect to the Real Property Leases and the Equipment Leases;

     (c) Seller's duties and responsibilities with respect to all Cash Reserve Lines of Credit and all Small Business Lines of Credit;

     (d) Seller's duties and responsibilities with respect to customer safe deposit boxes held at the Branches;

     (e) Seller's duties and responsibilities with respect to the IRAs; and

     (f) Upon acceptance of Municipal Deposits pursuant to Section 9.3(a)(ii), Seller's duties and responsibilities under the Custody and Security Agreements.

Nothing in this Agreement shall preclude Buyer from amending any term of any Deposit Account following the Closing to the extent permissible under the deposit agreement (or any related agreement with the customer) and applicable law.

     2.3  Transfer of Records.
          -------------------

     (a) Seller also shall transfer to Buyer possession and all right, title, and interest of and in (i) all books and records maintained at the Branches,
(ii) all signature cards for the Deposit Accounts which are not held at the Branches, (iii) all Individual Retirement Account Agreements and disclosure statements which are not held at the Branches, (iv) the Real Property Leases,
(v) the Equipment Leases, and (vi) the Loan Documentation.

     (b) Any books and records relating to the Assets, the Liabilities, or the Branches (including historical information on Deposit Accounts) held by either Seller or Buyer after Closing shall be maintained in accordance with (and for the period provided in) that party's standard recordkeeping policies and procedures. Throughout that period, the party holding any such books and records shall comply with the reasonable request of the other party to provide copies of specified documents, at the expense of the requesting party. The requesting party shall give reasonable notice of any such request. Without limiting the foregoing and except for the destruction by Seller in the ordinary course of records which are commingled with records relating to assets and liabilities which are not related to the Branches, neither party will destroy any books or records relating to the Assets, the Liabilities, or the Branches before the fifth anniversary of the Closing without providing forty-five (45) days written notice to the other party. Subject to any obligation of Seller to keep the records confidential, the party receiving the notice shall be permitted to inspect any such records and to take possession of them, provided that it shall reimburse the party providing the notice for any out-of-pocket expense incurred in that regard.

     2.4  Tax Matters.
          ------------

     (a) Buyer shall pay any sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement. The purchase price for the Fixed Assets other than Real Property assets is their respective value as noted on

Seller's books at Closing in accordance with its customary practices and procedures.

     (b) Seller shall pay all real property transfer taxes and real property transfer gains taxes arising out of the assignment of the Real Property and the Real Property Leases. The parties shall cooperate in preparing and filing any real property transfer gains tax forms which may be necessary or advisable before the Closing Date. The purchase price of the Real Property is the Fair Market Value of the Real Property. None of the consideration paid under this Agreement is attributable to the Real Property Leases.

     2.5  Matters Relating to the Sale of the Real Property.
          -------------------------------------------------

     (a) The purchase price of the Real Property shall be the Fair Market Value of the Real Property, which shall be determined as follows. Promptly after the execution of this Agreement, Seller and Buyer shall each conduct its own internal valuation of the Real Property and negotiate in good faith to attempt to agree on the Fair Market Value of the Real Property. If Seller and Buyer are unable to agree on the Fair Market Value of the Real Property within thirty (30) days of the date of this Agreement, then the parties will set the Fair Market Value of the Real Property by the following appraisal mechanism. Within 40 days of the date of this Agreement, Seller and Buyer shall each designate in writing an independent real estate appraiser for the purposes of determining the current fair market value of the Real Property. The two appraisers shall prepare written appraisals of the current fair market value of the Real Property on the basis of its use as it currently is used within thirty (30) days of their appointment. If the difference between the two appraised values is no more than twenty percent of the higher appraised value, the Fair Market Value of the Real Property shall be the average of the two appraised values. If the difference between the two appraised values is more than twenty percent of the higher appraised value, the two appraisers shall select an independent appraiser within ten days of their determination, who shall make its determination of the current fair market value of the Real Property (without knowledge of the substance of either of the two final valuations) within thirty (30) days of so being appointed. The average of the third appraiser's determination and the closer of the two final values set forth in the reports from the original appraisers shall be the Fair Market Value. All appraisers designated under this Section shall be current members in good standing of the American Institute of Real Estate Appraisers or an equivalent organization. Seller and Buyer shall each pay one half of the aggregate reasonable fees and expenses of the appraisers.

     (b) At least seven (7) days before Closing, Seller shall provide, at its expense, updated abstracts of title and surveys satisfactory to Buyer for the Real Property. Buyer shall pay for recording the deed for the Real Property.

     2.6  Proration of Certain Expenses.
          -----------------------------

     All rentals, real estate taxes, fuel oil costs, utility, water and sewer charges and assessments, as well as quarterly assessments paid to the Bank Insurance Fund with respect to the Deposits, shall be adjusted on a pro rata
                                                                    --------
basis as of the close of business on the Closing Date. Additionally, an adjustment will be made to reimburse Seller for that portion, if any, of Seller's Bank Insurance Fund assessment for the next quarterly period commencing after the Closing Date which reflects the Deposits.

     2.7  Back Office Conversion.
          ----------------------

     Seller and Buyer shall cooperate with each other and shall use their reasonable best efforts (as consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Assets and Liabilities which is maintained on Seller's data processing systems so that Buyer can incorporate the Deposits and the Loans onto its deposit and loan accounting system no later than the opening of business on the Business Day following the Closing Date. Upon Buyer's reasonable request, Seller also shall provide Buyer from time to time before Closing with proposed detailed record layouts and file descriptions and with computer tapes in Seller's IBM format as may be reasonably necessary to conduct test conversions. Within fifteen (15) days after the date of this Agreement, Seller and Buyer shall each designate an appropriate officer to be responsible for the necessary cooperation of the parties and another officer to act as an initial contact for questions and requests for information.

     2.8  Processing of Certain Items After Closing.
          -----------------------------------------

     (a) Buyer and Seller shall promptly agree upon written practices and procedures (the "Clearing Procedures") under which Seller shall handle in a prompt and timely manner all items (including, for example, automatic clearing house and electronic funds transfer items) relating to the Assets or the Deposits which are presented or returned to Seller on or before the ninetieth
(90th) day following Closing, or such earlier date as is required by applicable banking laws and regulations. In this regard, Buyer and Seller shall each designate an appropriate officer within ten (10) days after the execution of this Agreement to negotiate the Clearing Procedures. When agreed upon by the parties, the Clearing Procedures shall be attached to this Agreement as Exhibit
2.8. Both parties will comply with the Clearing Procedures, as well as all applicable regulations, clearing house rules, and agreements, and take all other reasonable steps to insure that all such items are delivered to Buyer promptly and in good order, together with a list or computer tape of the same.

     (b) The Clearing Procedures shall provide that Buyer will have the benefit and bear the risk associated with any item which is presented or returned to Seller after Closing provided Seller follows the Clearing Procedures set forth in Section 2.8(a) above. They also shall provide that Buyer will pay Seller on a same day basis in immediately available funds an amount equal to the aggregate amount of all payments made by Seller upon presentment of these items. All items to be provided to Buyer under this Section shall be made available for pick-up in accordance with the Clearing Procedures at Seller's offices located at Grant Avenue, Auburn, New York.

     2.9  Information Returns.
          -------------------

     Buyer shall file all required information returns with the Internal Revenue Service with respect to interest paid on the Deposits. Seller shall furnish to Buyer information with respect to interest paid or accrued on Deposits prior to Closing.

III.  BID AMOUNT AND PAYMENTS

     3.1  Amount of Premium.
          -----------------

     In further consideration of Seller entering into this Agreement, Buyer will pay to Seller, as described in Sections 3.2 and 3.3 of this Agreement, a premium amount equal to six and one-half percent (6.5%) of the amount of the Deposits (including accrued but unpaid interest) outstanding at the close of business on the Closing Date (the "Amount of Premium").

     3.2  Payment by Seller.
          -----------------

     In consideration of Buyer's purchase of the Assets and its assumption of the Liabilities, Seller shall pay to Buyer an amount equal to the Deposits, as at the close of business on the Closing Date, less the sum of the following, calculated as at the close of business on the Closing Date:

     (a) The sum of the Fair Market Values of the Real Property;

     (b) The value of the Fixed Assets as noted on Seller's books in accordance with its customary practices and procedures used in preparing financial statements;

     (c) The aggregate principal amounts plus any accrued interest on the Mortgage Loans, the Overdraft Loans, the Other Personal Loans, and the Small Business Loans;

     (d) The amount of cash on hand at the Branches;

     (e) The principal amount of the Overdrafts;

     (f) The net amount (which may be a negative amount) of taxes payable by Buyer and Seller under Section 2.4;

     (g) The net amount (which may be a negative amount) of any adjustment under
Section 2.6; and

     (h)  The Amount of Premium.

     3.3  Settlement.
          ----------

     (a) Not later than the Wednesday immediately preceding the Closing Date, Seller shall deliver to Buyer a proposed Preliminary Closing Statement, together with supporting documentation reasonably satisfactory to Buyer, certified by an appropriate officer, in the form of Exhibit 3.3A to this Agreement, completed as at the close of business on the third Friday before the Closing Date (except that the book value of the Fixed Assets as of the close of business on the Closing Date shall be used). The parties shall agree upon the Preliminary Closing Statement before the Closing Date, and it shall be the basis of a preliminary payment to be made to Buyer's account on the Closing Date (the "Preliminary Payment"). A party's agreement to the Preliminary Closing Statement shall not be binding with respect to the Final Closing Statement.

     (b) Seller shall provide Buyer with a proposed Final Closing Statement, together with supporting documentation reasonably satisfactory to Buyer, certified by an appropriate officer within thirty (30) days after the Closing Date (or on a different date agreed-upon by the parties), and the parties shall use their best efforts to agree upon the Final Closing Statement promptly. The Final Closing Statement shall be in the form of Exhibit 3.3B, and it shall be completed as of the close of business on the Closing Date. On the first Business Day after Buyer agrees to the Final Closing Statement or Seller is notified of any determination of the Final Closing Statement under Subsection
(d), Seller shall pay to Buyer (or Buyer shall pay to Seller, as the case may be) an amount equal to the amount due stated on the Final Closing Statement (the "Adjustment Payment"), plus interest from the day after the Closing Date until and including the day before the Adjustment Payment is made at a rate per annum (calculated daily based on a 360-day year) equal to the "near closing bid" federal funds rate published in the Wall Street Journal on the Monday following the Closing Date.

     (c) Both the Preliminary Payment and the Adjustment Payment shall be made by wire transfer of immediately available Fed funds to the account of the party receiving the payment.

IV.  SELLER'S REPRESENTATIONS & WARRANTIES

     Seller makes the following representations and warranties as of the date of this Agreement:

     4.1  Power and Authority.
          -------------------

     (a) Seller has the corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Seller. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to conservatorship, receivership, and a court's right under general principles of equity to refuse to direct specific performance.

     (b) The performance of this Agreement by Seller will not violate any applicable law, rule, regulation, or order or any material contract or instrument by which Seller is bound except for such violations which, in the aggregate, would not reasonably be expected to have any material adverse effect on the operation of the Branches or the consummation of the transactions contemplated by this Agreement.

     4.2  Litigation and Regulatory Proceedings.
          -------------------------------------

     There are no actions pending or (to Seller's knowledge) threatened against Seller which alone, or taken in the aggregate, reasonably would be expected to have any material adverse effect upon the consummation of the transactions contemplated by this Agreement. No governmental agency has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement.

     4.3  Consents and Approvals.
          ----------------------

     Except for the regulatory approvals mentioned in Section 9.4(a) of this Agreement and any necessary landlord consents to the assignment of the Real Property Leases and consents to assignments of Equipment Leases, no consents or approvals, or filings or registrations with any third party or any public body, agency, or authority, are necessary in connection with Seller's consummation of the transactions contemplated by this Agreement.

     4.4  Real Property and Fixed Assets.
          ------------------------------

     (a) Schedule 4.4B contains a list of all the Real Property and a non-exclusive list of the Fixed Assets and equipment leases as of the date of this Agreement.

     (b) Seller has good and marketable title to the Real Property and Fixed Assets (except for leased equipment), free and clear of all encumbrances, except for the rights of any tenants and for liens and encumbrances, if any, which do not detract from the value of or interfere with the use of the Assets, and current taxes and assessments not delinquent. The Equipment Leases are valid leases enforceable in accordance with their terms (subject to bankruptcy, other laws relating to creditors' rights, and a court's right under general principles of equity to refuse to direct specific performance) under which Seller is entitled to use the equipment leased under the same. No material default has occurred and is continuing under any of the Equipment Leases.

     4.5  Ownership of Loans.
          ------------------

     Seller has good title to the Loans free and clear of all liens and encumbrances, except for liens and encumbrances, if any, which (a) do not detract from the Loans' value or interfere with the Loans' use or (b) are in aggregate amounts not material to the value of the Loans as a whole. Seller is authorized to assign the Loans to Buyer and, upon the assignment, Buyer will have the rights of a lender with respect to the Loans.

     4.6  Validity of and Compliance with Real Property Leases.
          ----------------------------------------------------

     The leases identified in Schedule 4.6 (the "Real Property Leases") are valid and existing leases under which Seller, as lessee, is entitled to possession of the demised premises. No event has occurred, and is continuing, which constitutes a material default under any of the Real Property Leases. Subject to Seller obtaining any necessary landlord consents, the assignment of such leases will transfer to Buyer all of Seller's rights under the Real Property Leases.

     4.7  Financial Information.
          ---------------------

     The Preliminary Closing Statement and Final Closing Statement will be prepared in accordance with Seller's customary practices and procedures used in preparing financial statements.

     4.8  Taxes.
          -----

     Seller either has paid all payroll, withholding, property, sales, use, and transfer taxes imposed by any taxing authority which are due and payable by Seller with respect to the Branches or their employees, has properly accrued for the same by reserves shown on Seller's books and records of account, or will have done one or the other of the foregoing on or before the Closing Date. Notwithstanding any other provision in this Agreement, Seller shall retain all right to any refund with respect to any such tax paid.

     4.9  Labor Relations.
          ---------------

     No employee located at any Branch is represented for purposes of collective bargaining by a labor organization of any type, and, to the best of Seller's knowledge, no labor union is attempting to organize employees of the Branches. No material claim related to any employee of the Branches is pending or, to Seller's knowledge, threatened with respect to any civil rights, occupational safety, or other labor-related statute, regulation, or ordinance which might reasonably be expected to have a material adverse effect on the business, financial condition, or operations of the Branches.

     4.10 Insurance.
          ---------

     Seller maintains, or causes to be maintained, insurance on the Branches and the Assets in amounts and of the kind as may be required or as is customary in the business of banking.

     4.11 Environmental Matters.
          ---------------------

     To the best knowledge of Seller's Executive Officers, neither the Real Property nor any of the premises subject to the Real Property Leases is, or during Seller's occupancy of the premises, has been in violation of, or subject to any liability under, any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a material adverse effect on the Branches. To the best knowledge of Seller's Executive Officers, there are no actions, suits or proceedings, or demands, claims, notices of investigation (including without limitation notices, demand letters, or requests for information from an environmental agency) instituted, pending, or threatened relating to the Branches, except for liabilities or violations that would not have, individually or in the aggregate, a material adverse effect on the Branches.

V.      BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of the date of this
Agreement:

     5.1  Power and Authority.
          -------------------

     (a) Buyer has the corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Buyer. Upon execution and delivery by both parties, this Agreement will constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to conservatorship, receivership, other laws relating to creditors' rights, and a court's right under general principles of equity to refuse to direct specific performance.

     (b) The performance of this Agreement by Buyer will not violate any applicable law, rule, regulation, or order or any material contract or instrument by which Buyer is bound except for such violations which, in the aggregate, would not reasonably be expected to have any material adverse effect on the consummation of the transactions contemplated by this Agreement.

     5.2  Litigation and Regulatory Proceeding.
          ------------------------------------

     There are no actions pending or (to Buyer's knowledge) threatened against Buyer which alone, or taken in the aggregate, reasonably would be expected to have any material adverse effect upon the consummation of the transactions contemplated by this Agreement. No governmental agency has notified Buyer that it would oppose or not approve or consent to the transactions contemplated by this Agreement.

     5.3  Consents and Approvals.
          ----------------------

     Except for the regulatory approvals mentioned in Section 9.3(a) of this Agreement or such as have been obtained, no consents or approvals, or filings or registrations with any third party or any public body, agency, or authority are necessary in connection with Buyer's consummation of the transactions contemplated by this Agreement.

     5.4  Retirement Plan Accounts.
          ------------------------

     Buyer makes available to its deposit customers an individual retirement account agreement and disclosure statement and a master or prototype qualified plan which comply in all material respects with all applicable statutes and all other applicable requirements of the Internal Revenue Service and the United States Department of Labor. Unless Seller is notified to the contrary in writing on or before January 31, 1996, Buyer's master or prototype qualified plans are compatible with Seller's prototype and master plans so that customers holding Qualified Retirement Plans may adopt Buyer's master or prototype plan without adverse consequences.

VI.  ADDITIONAL AGREEMENTS OF SELLER

     6.1  Access to Seller's Premises, Records, and Personnel.
          ---------------------------------------------------

     Upon execution of this Agreement, Seller shall provide Buyer and its representatives and counsel reasonable and timely access (for purposes of Buyer's due diligence pursuant to Section 9.3(e)) to the Branches, Seller's corporate records, financial statements, internal and external audit reports, findings and written communications, and all other documents and other information concerning the Branches' business, operations, assets, liabilities, personnel and condition, financial or otherwise, and appropriate personnel of Seller, provided that Buyer does not interfere with the Branches' business operations or those of any other area of Seller. Seller shall not be required to provide access to or to disclose information where such access or disclosure might violate or prejudice the rights of any customer or employee or would be contrary to law or any legal or regulatory order or process. In no event shall Seller be obligated to furnish income tax returns, or income tax worksheets. Personnel files shall be furnished to Buyer to the extent permitted by applicable law and regulations.

     6.2  Regulatory Approvals.
          --------------------

     Seller shall use its best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Seller also shall cooperate fully and promptly with Buyer in obtaining any regulatory approval which Buyer must obtain before Closing. Seller shall notify Buyer promptly of any significant development with respect to any application it files under this Section. Seller also shall provide Buyer with a copy of any regulatory approval it receives under this Section, promptly after Seller's receipt of the same.

     6.3  Conduct of Business.
          -------------------

     Except as provided in this Agreement and as may be agreed upon otherwise with Buyer, Seller will continue to carry on the business of banking at the Branches until Closing only in the ordinary course of business, consistent with prudent business practices. Seller shall not, without Buyer's prior approval, make any capital expenditures in excess of $50,000, or terminate the operation of any Branch, unless those operations cease due to events beyond Seller's control.

     6.4  Indemnification.
          ---------------

     Seller will indemnify Buyer against, and hold it harmless from, all liability, damages, losses, costs, penalties, and expense (including reasonable attorneys' fees) relating to (a) any claim against Buyer with respect to the Assets or the Liabilities to the extent that it arises out of Seller's material breach of any provision of this Agreement or (b) the enforcement of Buyer's rights under this Section. If a claim is made against Buyer for which Seller may be liable under this Section, Buyer shall give prompt notice to Seller of the Claim and Seller may elect to take over the defense of the claim. Once Seller takes over the defense of any such claim, it shall have no obligation under this Section with respect to any attorneys' fees or other legal expense incurred thereafter by Buyer with respect to that claim. Buyer shall make its personnel available to Seller and otherwise cooperate reasonably with Seller in its investigation or defense of any such claim, and Buyer's failure to do so shall render void Seller's obligations under this Section with respect to that claim. Buyer shall not settle any claim subject to indemnification under this Section without Seller's consent.

     6.5  Exclusive Arrangement.
          ---------------------

     Unless Seller determines that Buyer has breached any term or condition of this Agreement in a material respect, Seller will not enter into any agreement or discussions with any other party with regard to the sale or other disposition of the Branches; further,

Seller will not sell or otherwise dispose of any of the Assets or Liabilities of the Branches other than in the ordinary course of business of the Branches.

     6.6  IRAs and Qualified Retirement Plan Accounts.
          -------------------------------------------

     Seller shall notify each of its customers holding Deposits under an IRA in a timely fashion of the assignment of the trusteeship or custodianship of their IRA. Seller also shall use reasonable efforts to cause customers with Qualified Retirement Plan accounts at the Branches to adopt Buyer's master or prototype plan effective at Closing, provided that such an amendment would have no adverse consequences to the customers or their Plans.

VII. ADDITIONAL AGREEMENTS OF BUYER

     7.1  Solicitation of Seller's Customers.
          ----------------------------------

     Buyer shall not solicit business from any customer of the Branches before Closing, except through customary advertising and marketing practices not directed specifically at those customers. Buyer may, however, communicate with customers of the Branches in writing approved by Seller to notify such customers of the contemplated transaction and encouraging their continued patronage at the Branches.

     7.2  Regulatory Approvals.
          --------------------

     Buyer will complete and file within thirty (30) days after the date of this Agreement every application necessary to obtain any regulatory approval on which Buyer's consummation of the transactions contemplated by this Agreement is conditioned and use its reasonable best efforts to obtain all such approvals promptly. In this regard, within ten (10) days after the date of this Agreement, Buyer shall identify to Seller all information which it requires from Seller in order to complete these regulatory applications. Buyer also shall cooperate fully and promptly with Seller in obtaining any regulatory approval which Seller must obtain before Closing. Buyer shall notify Seller promptly of any significant development with respect to any application it files under this Section. Buyer also shall provide Seller with a copy of any regulatory approval it receives under this Section, promptly after Buyer's receipt of the same.

     7.3  Indemnification.
          ---------------

     Buyer will indemnify Seller against, and hold it harmless from, all liability, damages, costs, losses, penalties, and expense (including reasonable attorneys' fees) relating to (a) any claims against Seller which arise out of Buyer's failure after Closing to comply with the Liabilities in any material respect or out of Buyer's material breach of any provision of this Agreement or
(b)
the enforcement of Seller's rights under this Section. If a claim is made against Seller for which Buyer may be liable under this provision, Seller shall give prompt and sufficient notice to Buyer of that fact, and Buyer may elect to take over defense of the claim. Once Buyer takes over the defense of any such claim, it shall have no obligation under this Section with respect to any attorneys fees or other legal expense incurred thereafter by Seller in defense of that claim. Seller shall make its personnel available to Buyer and otherwise cooperate reasonably with Buyer in its investigation or defense of any such claim, and Seller's failure to do so shall render void Buyer's obligations under this Section with respect to that claim. Seller shall not settle any claim subject to indemnification under this Section without Buyer's consent.

     7.4  Confidentiality.
          ---------------

     Buyer shall continue to comply with the Confidentiality Agreement. Buyer's obligations under this Section shall survive the termination of this Agreement.

     7.5  Change of Name, Etc.
          -------------------

     As soon as practicable after Closing, Buyer will (a) change the name on all documents and facilities relating to the Assets, the Liabilities, and the Branches to Buyer's name, (b) notify all persons whose loans, lines of credit, or deposits are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the appropriate banking authorities, the FDIC and any other appropriate regulatory authorities required as a result of the consummation of these transactions. All forms and other documents bearing Seller's name or logo which are used by Buyer after Closing will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. As soon as practicable and, in any event, within seven (7) calendar days after the Closing Date provided Seller furnishes to Buyer at least thirty (30) days prior to Closing Date a magnetic tape containing the relevant account information, Buyer will issue new checks reflecting its transit and routing number to customers of the Branches with checking privileges. Buyer shall use its best efforts to encourage these customers to begin using these checks and cease using checks bearing Seller's name.

     7.6  Continued Operation of the Branches.
          -----------------------------------

     Buyer shall establish a branch at the present location of each of the Branches effective at Closing and shall continue to operate each of the Branches for at least ninety (90) days after Closing, unless the Branch is consolidated into one of Buyer's branches in such a way that the consolidation will not be treated as a branch closing for purposes of Section 39 of the Federal Deposit Insurance

Act. In no event shall Seller be required to participate in the closing of any Branch or in any notice to customers relating to such a closing.

VIII. EMPLOYEES OF THE BRANCHES

      8.1  Retention of Employees.
           ----------------------

     (a) Buyer will offer employment to each of Seller's employees who is employed on an active full-time or part-time basis on the date of this Agreement at any of the Branches in a position and at a salary comparable to that currently held by that person. Each and every employee who accepts an offer of employment from Buyer in connection with the transactions contemplated by this Agreement is a "Transferred Employee."

     (b) Buyer will recognize each Transferred Employee's years of service accrued under Seller's qualified defined benefit and defined contribution retirement benefit plans for purposes of vesting and eligibility and will make any reasonable amendments to those plans which may he necessary or advisable in this regard. Buyer also will credit each Transferred Employee for his or her years of service as recognized by Seller for the purpose of Buyer's welfare benefit plans and policies and for calculating any severance benefits which such employee might be entitled to receive under Buyer's policy if his or her employment is terminated by Buyer. If a Transferred Employee has made any payment during Seller's then-current plan year towards satisfaction of any deductible required for any given Seller welfare benefit plan, to the extent permitted by the terms of such plans Buyer will credit that payment against the Transferred Employee's required deductible under Buyer's comparable welfare benefit plan, if any. Notwithstanding the foregoing, Buyer will not be obligated to make plan amendments or provide for years of service or deductibles paid to the extent it notifies Seller in writing on or before January 31, 1996.

     8.2  Training.
          --------

     Seller shall permit Buyer to train whatever employees of the Branches as Buyer may specify with regard to Buyer's operations, policies, and procedures. This training shall take place after normal business hours and may, at Buyer's option, take place at the Branches. Buyer shall reimburse Seller for any overtime expense incurred as a result of training activities.

IX.  CLOSING AND CONDITIONS TO CLOSING

     9.1 Time and Place of Closing.
         -------------------------

     Closing ("Closing") shall occur on a Friday other than a Friday which falls in the last week of a calendar quarter to be agreed upon by the parties (the 'Closing Date"), but in no event shall the Closing Date be more than ninety (90) days after the last regulatory approval necessary for the Closing has been obtained (without regard to any statutory waiting periods following such approval). Closing shall be effective as of the close of business on the Closing Date. Closing shall take place at offices of Seller's attorneys, Mackenzie Smith Lewis Michell & Hughes, LLP, located at 600 OnBank Building, Syracuse, New York at 10:00 A.M. or such other mutually agreed upon time on the Closing Date.

     9.2 Exchange of Closing Documents.
         -----------------------------

     Counsel for the parties shall exchange drafts of all documents to be delivered at Closing (other than the Preliminary Closing Statement) at least three (3) Business Days prior to the Closing Date.

     9.3 Buyer's Conditions to Closing.
         -----------------------------

     Buyer's obligations to purchase the Assets and assume the Liabilities is contingent upon and subject to the fulfillment of the following conditions in all material respects:

     (a) (i) Except as provided in (ii) below, the parties obtaining all regulatory approvals which are necessary for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

          (ii) Because Buyer will not have received all regulatory approvals which are necessary to assume the Municipal Deposits at the Closing, Buyer and Seller agree that Buyer will pay the Premium applicable to the Municipal Deposits as of the Closing Date, for future transfer and delivery of the Municipal Deposits (as such Municipal Deposits then exist) by Seller upon Buyer's receipt of all such regulatory approvals; provided, however, that If Buyer has not received such regulatory approvals by December 31, 1996, Seller may retain ownership of the Municipal Deposits without any further obligation to transfer such Municipal Deposits to Buyer and may retain the Premium paid.

          In further consideration for the Premium paid for the Municipal Deposits, Seller agrees that Buyer shall hold the funds related to such Municipal Deposits as agent for Seller and shall administer the funds in the manner described in Municipal Deposit Procedures set forth in Exhibit 9.3A hereto. The Seller will continue to maintain the Custody and Security Agreements until transfer and delivery to the Buyer of the Municipal Deposits, at which time the Buyer shall assume all of the obligations under such Custody and Security Agreements.

     (b) Each express representation, covenant and warranty of Seller in this Agreement being true and correct in all material respects as of the Closing Date and all material covenants and conditions of Seller to be performed or met by Seller on or before the Closing Date having been performed or met in all material respects;

     (c) Seller's delivery to Buyer of the following documents in form and substance satisfactory to counsel for Seller and Buyer:

          (i) The executed Preliminary Closing Statement;

          (ii) A warranty deed conveying the Real Property;

          (iii) Bills of sale, assignments, and other instruments of transfer sufficient to convey to Buyer all of Seller's right, title, and interest in and to the remaining Assets;

          (iv) A certificate executed by an appropriate officer of Seller attesting, to the officer's best knowledge, to Seller's compliance with the conditions set forth in Section 9.3;

          (v) An opinion of counsel executed by Seller's counsel in the form of
          Exhibit 9.3;

     (d) Buyer's receipt of the Preliminary Payment as provided in Section 3.3.

     (e) Completion of due diligence review to the satisfaction of Buyer's discretion, prior to January 31, 1996. Provided, however, this condition shall be deemed waived by Buyer unless Buyer terminates this contact by written communication to Seller on or before January 31, 1996.

     9.4 Seller's Conditions to-Closing.
         ------------------------------

     Seller's obligation to sell the Assets and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment of the following conditions in all material respects:

     (a) Subject to Section 9.3(a)(ii), the parties' obtaining all regulatory approvals which are necessary for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement or threat of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

     (b) Each express representation, covenant and warranty of Buyer in this Agreement being true and correct in all material respects as of the Closing Date and all material covenants and conditions of Buyer to be performed or met by Buyer on or before the Closing Date having been performed or met in all material respects;

     (c) Buyer's delivery to Seller of the following documents in form and substance reasonably satisfactory to counsel for Seller and Buyer:

          (i) One or more executed assumptions of the Real Property Leases;

          (ii) One or more executed instruments assuming the remaining Liabilities;

          (iii) A certificate executed by an appropriate officer of Buyer attesting, to the officer's best knowledge, to Buyer's compliance with the conditions set forth in Section 9.4(b); and

          (iv) An opinion of counsel executed by Buyer's counsel in the form of
          Exhibit 9.4.

     9.5 Survival of Representations and Warranties.
         ------------------------------------------

     Each and every one of Buyer's and Seller's representations and warranties under this Agreement or contained in any certificate or instrument delivered by either party at Closing shall survive for a period of two (2) years following the Closing Date.

X. TERMINATION

     10.1 Termination by Either Party.
          ---------------------------

     Either party may terminate this Agreement upon written notice to the other if:

     (a) As a result of any material breach of any representation, warranty, or covenant, the party terminating the agreement would be justified in not proceeding to Closing, but only if (i) the party in breach does not promptly take reasonable steps to cure the breach or (ii) the breach, by its nature, cannot be cured substantially by the Closing; or

     (b) Closing does not occur prior to June 30, 1996 after the date of this Agreement, notwithstanding the reasonable best efforts of the party terminating this Agreement; or

     (c) The other party so agrees in writing.

     The termination of this Agreement under subsection (a) shall not absolve the party violating the agreement from any liability to the other party arising out of its breach of this Agreement.

     10.2 Termination by Seller.
          ---------------------

     Seller may terminate this Agreement upon written notice to Buyer on or before February 10, 1996 if on or before January 31, 1996 Seller has received written notice from Buyer that:

     (a) Buyer's master or prototype qualified plan referred to in Section 5.4 hereof is not compatible with Seller's prototype and master plans.

     (b) Buyer does not intend to make plan amendments called for in Section 8.1 hereof which will provide Transferred Employees with credit for years of service or deductibles paid prior to Closing.

     10.3 Termination by Buyer.
          --------------------

     Buyer may terminate this Agreement by written notice to Seller on or before February 10, 1996 if prior to January 30, 1996 it has not been notified in writing by Seller that Seller has obtained a written lease for the current Lansing Branch for a minimum term of eighteen (18) months which lease shall be assignable to Buyer.

XI. MISCELLANEOUS

     11.1 Continuing Cooperation.
          ----------------------

     (a) On and after the Closing Date, Seller agrees to give such further reasonable assurances and to execute, acknowledge and deliver such bills of sale, deeds, acknowledgements and other instruments of conveyance and transfer as in Buyer's judgment are reasonably necessary and appropriate to vest effectively in Buyer the full legal and equitable title to all the Assets and Liabilities.

     (b) On and after the Closing Date, Buyer shall execute, acknowledge, and deliver any documents or instruments as may be necessary and appropriate to relieve and discharge Seller from its obligations with respect to the Liabilities.

     (c) Seller and Buyer shall cooperate fully with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing upon request information relating to the tax liability of any business operated by Seller or Buyer with respect to the Branches and promptly informing the other of the institution of any material developments concerning, and the outcome of, the same.

     11.2 Merger and Amendment.
          --------------------

     This Agreement, together with the Confidentiality Agreement, sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and supersedes all prior agreements between the parties, whether written or oral, which apply to these matters. No provision of this Agreement may be changed or waived except as expressly stated in a document executed by both parties.

     11.3 Disputes.
          --------

     (a) Neither Seller nor Buyer shall assert any claim arising out of or relating to this Agreement (except with respect to Buyer's and Seller's indemnification obligations under Sections 6.5 and 7.3 insofar as they relate to certain claims asserted against the other party) unless all of the following tests are met:

          (i) The amount in dispute with respect to the claim arising out of a single incident or group of closely related incidents exceeds $10,000.00;

          (ii) The aggregate amount of all claims by Buyer or Seller (as the case may be) which satisfy the preceding clause (i) exceed $50,000.00, in which case a claim may be asserted only to the extent that this $50,000.00 threshold has been exceeded;

          (iii) The aggregate amount of all claims by Buyer or Seller (as the case may be), including the present claim, does not exceed the Amount of Premium; and

          (iv) The notice required by Section 11.3(b) is submitted on or before the first anniversary of the Closing.

     (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations, as follows. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at comparable levels at least one step above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten
(10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within thirty (30) days of the disputing party's notice, or if the parties fail to meet within ten (10) days, the dispute shall be referred to more senior executives of both parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. All negotiations under this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence, State rules of evidence, and common law.

     (c) Neither party shall have any liability for lost profits or punitive damages with respect to any claim arising out of or relating to this Agreement.

     11.4 Counterparts.
          ------------

     This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same instrument.

     11.5 Exhibits and Schedules.
          ----------------------

     All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

     11.6 Assignment.
          ----------

     This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns. Buyer may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Seller.

     11.7 Headings.
          --------

     The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

     11.8 Notices.
          -------

     Any notice under this Agreement shall be made in writing and shall be deemed received when either received or delivered in person, by facsimile transmission, or by first class mail, postage prepaid, to the parties at the address set forth below or at such other addresses as each party shall inform the other in writing.

If to Seller to:

     OnBank & Trust Co.
     101 South Salina Street
     Syracuse, New York 13202
     Attn:  Mr. Howard W. Sharp
            Executive Vice President

with a copy to:

     Mackenzie Smith Lewis Michell & Hughes, LLP
     600 OnBank Building
     Syracuse, New York 13202
     Attn:  Clayton H. Hale, Jr., Esq.

 If to Buyer to:



 with a copy to:



     11.9 Expenses.
          --------

     Unless specifically stated to the contrary in this Agreement, each party shall assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction.

     11.10 Public Announcements.
           --------------------

     Each party shall obtain the approval of the other before making any announcement or other public communication with respect to the transactions contemplated by this Agreement and shall furnish a copy of the text to the other party of the announcement or other communication.


CAYUGA SAVINGS BANK                      ONBANK & TRUST CO.



By:________________________              By:________________________

                                  EXHIBIT 2.8

                              CLEARING PROCEDURES



     Must be completed ten (10) days following execution of Agreement.

                                 EXHIBIT 3.3A
                                 (Page 1 of 2)

                                    FORM OF

                         PRELIMINARY CLOSING STATEMENT


     Must be completed Wednesday preceding the Closing Date.



AMOUNT OF LIABILITIES                    PRELIMINARY
---------------------                    -----------



Principal Amount of Deposits             ___________________________

Accrued Interest                         ___________________________

                                         ___________________________


(LESS) VALUE OF ASSETS
AND AMOUNT OF PREMIUM
---------------------

Real Property*                           (_________________________)

Value of Fixed Assets*                   (_________________________)

Cash on Hand                             (_________________________)

Loans*                                   (_________________________)

Overdrafts*                              (_________________________)

Amount of Premium*                       (_________________________)

TAXES AND PRORATED EXPENSES
---------------------------

Sales Tax                                (_________________________)

Real Property Transfer and Transfer
  Gains Tax                              ___________________________

Prorated Tax and Expense Items*          ___________________________

Payment Amount                           ___________________________
--------------


*See Attached Schedules for Calculations

                                  EXHIBIT 3.3A
                                 (PAGE 2 OF 2)



I certify that I am a ____________________ of OnBank & Trust Co. and that this Preliminary Closing Statement and the Schedules attached, as well as the financial information on which both are based, are accurate and complete and have been prepared in accordance with Seller's customary practices and procedures used in preparing financial statements.



                                    ________________________________
                                    Name:

                                  EXHIBIT 3.3B
                                 (PAGE 1 OF 2)

                                    FORM OF

                            FINAL CLOSING STATEMENT


     To be completed thirty (30) days after the Closing Date.


AMOUNT OF LIABILITIES            PRELIMINARY      FINAL
---------------------           -------------  ------------

Principal Amount of Deposits    ___________    __________

Accrued Interest                ___________    __________

(LESS) VALUE OF ASSETS
AND AMOUNT OF PREMIUM
---------------------

Real Property*                  (___________)  (__________)

Value of Fixed Assets*          (___________)  (__________)

Cash on Hand                    (___________)  (__________)

Loans*                          (___________)  (__________)

Overdrafts*                     (___________)  (__________)

Amount of Premium*              (___________)  (__________)


TAXES AND PRORATED EXPENSES
---------------------------

Sales Tax                       (___________)  (__________)

Real Property Transfer and
  Transfer Gains Tax            _____________  __________

Plus Prorated Tax and Expense
  Items*                        _____________  __________

Payment Amount                  _____________  __________
--------------

Prior Payment Amount            _____________  __________

Increase (Decrease) from
  Prior Payment Amount          _____________  __________

                                  EXHIBIT 3.3B
                                 (PAGE 2 OF 2)



Interest on Increase (Decrease)               ----------

Amount Due from
Seller (Buyer)                                ----------


*See Attached Schedules for Calculations

     I certify that I am a ______________________ of OnBank & Trust Co. that this Final Closing Statement and the Schedules attached, as well as the financial information on which both are based, are accurate and complete and have been prepared in accordance with Seller's customary practices and procedures used in preparing financial statements.



                                    Name:___________________________

                                  EXHIBIT 9.3
                                 (PAGE 1 OF 2)

                      FORM OF SELLER'S OPINION OF COUNSEL



[BUYER NAME AND ADDRESS]

Gentlemen:

     I am a __________________ of OnBank & Trust Co., a New York Trust Company (the "Bank"), and this opinion is being delivered to you in connection with the transfer of certain assets and liabilities to ("Buyer") under a Purchase and Assumption Agreement dated _______________ ____, 1995 between Buyer and the Bank, as the same has been amended and supplemented as at the time of delivery of this opinion (the "Agreement"). My opinion set forth below is rendered to you as provided in Section 9.3 of the Agreement.

     Capitalized terms used herein without definition have the same meanings as set forth in the Agreement.

     I am familiar with the operations of the Bank, and in rendering this opinion I have examined originals, or copies, certified or otherwise identified to my satisfaction as being true copies, of the Agreement and such corporate records of the Bank, certificates of public officials and of officers of the Bank, and such other documents as I have deemed necessary for the purposes of this opinion. In making this examination, I have assumed the authenticity of all items submitted to me as originals, the conformity with originals of all items submitted to me as copies, and the accuracy of the facts stated therein.

     On the basis of such examination and my consideration of such questions of law as I have deemed relevant in the circumstances, I am of the opinion, subject to assumptions, qualifications, and limitations set forth in this letter, that:

     1. The Bank has been duly formed and is validly existing under the laws of the United States of America. The Bank has the corporate power and authority to execute and deliver the Agreement and to carry out the provisions of the Agreement.

                                  EXHIBIT 9.3
                                 (PAGE 2 OF 2)



     2. The Agreement has been duly authorized by all necessary corporate action on the part of the Bank and has been duly executed and delivered by the Bank. The Agreement constitutes a legally valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms, except as may be limited by receivership, conservatorship, or similar laws affecting the rights of creditors generally. The enforceability of the Agreement is subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     3. The performance of this Agreement by the Bank will not violate any applicable existing law, rule, regulation, or order, or any material contract or instrument known to me by which the Bank is bound, except for such violations which, in the aggregate, would not reasonably be expected to have any material adverse effect on the operation of the Branches or the consummation of the transactions contemplated by the Agreement.

     4. The execution and delivery of the Agreement by the Bank and the consummation of the transactions described in the Agreement in accordance with its terms do not require any approval of any governmental entity to be obtained on the part of the Bank.

     This opinion is made solely under the laws of the United States of America and the State of New York, and no opinion is offered as to the laws of any other jurisdiction. This opinion is solely for your benefit in connection with the Agreement and related transactions and may not be relied upon by, nor may copies be delivered to, any other person or for any other purpose, without my prior written consent.

                                    Respectfully submitted,

                                  EXHIBIT 9.3A

                          MUNICIPAL DEPOSIT PROCEDURES



     Buyer and Seller shall each designate an appropriate officer within ten
(10) days of the execution of this Agreement to negotiate the Municipal Deposit Procedures. When agreed upon by the parties, the Municipal Deposit Procedures shall be set forth below on this Exhibit 9.3A and complied with by the parties.

                                  EXHIBIT 9.4
                                 (PAGE 1 OF 2)

                       FORM OF BUYER'S OPINION OF COUNSEL


_________________________
_________________________
_________________________

Gentlemen:


     We are counsel to _________________________ a _________________ ("Buyer"),
and this opinion is being delivered to you in connection with the transfer of certain assets and liabilities by ______________________ (the "Bank") to Buyer under a Purchase and Assumption Agreement dated ______________ ___, 1995 as the same has been amended and supplemented as at the time of delivery of this opinion (the "Agreement"). Our opinion set forth below is rendered to you as provided in Section 9.4 of the Agreement.

     Capitalized terms used herein without definition have the same meanings as set forth in the Agreement.

     We are familiar with the operations of Buyer, and in rendering this opinion we have examined originals, or copies, certified or otherwise identified to our satisfaction as being true copies, of the Agreement and such corporate records of Buyer, certificates of public officials and of officers of Buyer, and such other documents as we have deemed necessary for the purposes of this opinion.
In making this examination, we have assumed the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the accuracy of the facts stated therein.

     On the basis of such examination and our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions, qualifications, and limitations set forth in this letter, that:

     1. Buyer is a validly existing _____________________ formed under the laws of _________________ and is authorized thereunder to transact the business of a ___________________ bank. Buyer has the corporate power and authority to execute and deliver the Agreement and to carry out the provisions of the Agreement.

                                  EXHIBIT 9.4
                                 (PAGE 2 OF 2)


     2. The Agreement has been duly authorized by all necessary corporate action on the part of Buyer and has duly executed and delivered by Buyer. The Agreement constitutes a legally valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by receivership, conservatorship, or similar laws affecting the rights of creditors generally. The enforceability of the Agreement is subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     3. The performance of this Agreement by Buyer will not violate any applicable existing law, rule, regulation, or order, or any material contract or instrument known to me by which Buyer is bound, except for such violations which, in the aggregate, would not reasonably be expected to have any material adverse effect on the consummation of the transactions contemplated by the Agreement.

     4. Except for those regulatory approvals that have been obtained, the execution and delivery of the Agreement by Buyer and the consummation by Buyer of the transactions described in the Agreement do not require any approval of any governmental entity to be obtained on the part of the Buyer.

     This opinion is made solely under the laws of the United States of America and the State of New York, and no opinion is offered as to the laws of any other jurisdiction. This opinion is solely for your benefit in connection with the Agreement and related transactions and may not be relied upon by, nor may copies be delivered to, any other person or for any other purpose, without our prior written consent.


                                    Respectfully submitted,

                                  SCHEDULE 1.1

                       BRANCHES SUBJECT TO THE AGREEMENT



     Moravia
     -------

     31-33 Main Street
     Village of Moravia, New York 13138
     Cayuga County


     Lansing
     -------

     1935 E. Shore Drive
     Lansing Plaza
     Town of Lansing, New York 14882
     Tompkins County


     Lacona
     ------

     8330 Harwood Drive
     Village of Lacona, New York 13083
     Oswego County

                                 SCHEDULE 1.1A

                            SAVINGS & TIME DEPOSITS



     See Attached

                                 SCHEDULE 1.1B

                                DEMAND DEPOSITS



     See Attached

                                 SCHEDULE 1.1C

                           SMALL BUSINESS LOANS TO BE
                               ACQUIRED BY BUYER



     See Attached

                                 SCHEDULE 1.1E

                          MORTGAGE LOANS (COMMERCIAL)



     See Attached

                                 SCHEDULE 1.1F

                           MORTGAGE LOANS (CONSUMER)



     See Attached

                                 SCHEDULE 1.1G

                              OTHER PERSONAL LOANS



     See Attached

                                 SCHEDULE 1.1H

                             SAFE DEPOSIT CONTRACTS



     See Attached

                                 SCHEDULE 4.4B

                 SCHEDULE OF FIXED ASSETS AND EQUIPMENT LEASES



     See Attached

                                  SCHEDULE 4.6

                              REAL PROPERTY LEASES



     The following lease agreements, together with any amendments, renewals, or modifications of or to the same, comprise the Real Property Leases: